CONTRACT TO HOLD THE OFFICE OF THE EXECUTIVE OFFICER

THIS CONTRACT is entered into pursuant to section 66 (2) et seq. of Act 513/1991 Coll., Commercial Code, on 1.2.2006.

BY AND BETWEEN:

Itonis CZ s.r.o.
IC: 27413331
With registered address Praha 6, Marákova 333/12, PSC: 160 00
Represented by Nicolas Lavaud, executive officer.

HEREINAFTER REFERRED TO AS: the " Company",

and

Nicolas Lavaud
Date of birth: 17/08/1972
Residing at: Prague 6, Marákova 333/12, Postcode: 160 00
ID-card number: JP 878108

HEREINAFTER REFERRED TO AS "Nicolas Lavaud" or the "Executive Officer"

TOGETHER hereinafter referred to as the "parties to the contract"

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Parties to the contract agree the following terms and conditions:

1.	INITIAL PROVISIONS, SUBJECT MATTER OF THE CONTRACT

1.1	The general meeting of the Company appointed Mr. Nicolas Lavaud as Executive Officer (jednatel) of the Company on 01/02/2006.

1.2

The subject matter hereof involves the rights and liabilities in holding the office of an executive officer performed for the Company by the Executive Officer in a professional manner and for remuneration, on behalf of the Company and at its expense.

1.3

Mr. Nicolas Lavaud agrees to this appointment and agrees to hold the office of the Company's executive officer personally, properly and conscientiously. At the same time, he represents that he meets the general conditions of operating a trade and there is no obstruction in the operation of a trade pursuant to the legislation of the Czech Republic.

Further, the Executive Officer represents that he is aware of no other reasons that could obstruct him in holding the office of executive officer.

1.4

The Executive Officer, pursuant to Act on the Protection of Personal data No. 101/2000 Coll. as amended, explicitly represents that he is aware of and agrees to the fact that the Company processes the Executive Officer's personal data for the purposes of personnel activities and for the fulfilment of the tasks laid down in legislation for a necessary period of time and he agrees to report any change in the data without undue delay.

2.	RIGHTS AND LIABILITIES OF THE EXECUTIVE OFFICER

2.1	Mr. Nicolas Lavaud, as the Executive Officer, agrees to follow the policies and instructions of the general meeting of the Company pursuant applicable legislation of the Czech Republic.

2.2

Mr. Nicolas Lavaud, as the Executive Officer, is obligated to act with professional care, control the Company properly and conscientiously and to act exclusively in its favour, to co-decide with the other executive officers, if any, on its behalf on all the Company's matter, unless they are reserved by legislation, statutes or the memorandum of association to be decided on or approved by the general meeting, i. e. unless the general meeting reserves this decision-making pursuant to Section 125 (3) of the Commercial Code. The matters reserved to be decided or approved by the general meeting include in particular:

	a)	making decisions on the annual plans of the Company;

	b)	determining or changing a sales program and sales policies of the Company;

	c)	appointing and dismissing the Company's proctors and delegating powers of attorney;

	d)	any disposing (acquiring, alienating, charging) of real estate;

	e)	investment measures and operating maintenance measures that exceed the amount of CZK 1,000.000,- (excl. VAT) in each individual case, unless they are included into the Company's annual plan;

	f)	entering into, amending and/or terminating lease contracts that are entered into for a longer period of time than for 6 months;

g)

entering into, amending and/or terminating contracts to acquire or dispose of industrial rights and licences (i. e. rights related with inventions, patents, industrial and utility models and trademarks in particular), trade secret, know-how of the Company as well as any similar rights;

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h)

entering into liabilities related to bills of exchange, entering into credit contracts, taking- over guarantees or any other guarantees for somebody else's liabilities as well as the issues of financial investments and providing finances;

i)	opening legal actions, unless they are related only to the collection of the Company's claims;

j)	opening other bank accounts;

k)	any other matters to which the general meeting of members reserved its consent in writing.

2.3	Mr. Nicolas Lavaud agrees to hold his office with professional care and to ensure in particular:

	a)	managing the trade of the Company;

	b)	controlling the Company's employees;

	c)	keeping books of the Company to the extent laid down in legislation, as amended;

	d)	without an invitation, common and extensive informing the Company's general meeting of the Company's businesses as well as the results of his activities.

2.4

Mr. Nicolas Lavaud, as the Executive Officer, agrees to give available all his powers at work and all his qualification and experience exclusively to the Company. It is without prejudice to the provisions of Art. 10. hereof.

2.5

Mr. Nicolas Lavaud, as the Executive Officer, is obligated to hold his office in the Company's registered office or in all its premises everyday and, at the same time, to undertake business trips, if required, during holding his office and in order to fulfil the liabilities resulting for him from this Contract. Claims for financial compensation of the Executive Officer in the course of a business trip are regulated in Art. 5. par. 3 hereof.

3.	OTHER EXECUTIVE OFFICERS

3.1

The general meeting of the Company can appoint other executive officers, modify the distribution of activities among executive officers and issue an internal regulation to manage the Company. In such case, the Executive Officer agrees to perform his activities pursuant hereto in mutual cooperation with the other executive officers and pursuant to an internal regulation to manage the Company provided that the general meeting approves it and it is issued.

4.	DURATION AND TERMINATION OF THE CONTRACT

4.1

This Contract is entered into for a definite period of time, namely for the period of 12 months when Mr. Nicolas Lavaud holds the office of the Company's Executive Officer and it replaces all previously existing contracts and arrangements between the parties.

4.2

The Company's general meeting is authorised to dismiss the Executive Officer from his office anytime with immediate effect. By the decision of the Company's general meeting on the dismissal the Executive Officer from the office, this Contract terminates as of the date of such decision. The Executive Officer can be dismissed also by members following the procedure laid down in Sections 130 and 132 of the Commercial Code.

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4.3

The office of the Executive Officer can terminate by resigning from the office of the Executive Officer pursuant to Section 66 (1) of the Commercial Code. The Executive Officer is obligated to report the resignation to the other executive officers during their meeting/if there is an only Executive Officer, he is obligated to report his decision on resignation to the general meeting. The legal effects of resignation are taken in the moment when the body that received the report negotiates or was supposed to negotiate the resignation.

4.4	Other manner of the termination of the Executive Officer's office:

	a)	the Executive Officer's death;
	b)	the loss of or limited legal capacity of the Executive Officer;
	c)	the termination of the Company's existence.

4.5

In case of the termination of the Executive Officer's office, he is obligated to take all necessary measures to prevent any imminent damage to the Company by non- termination or non-performance of an activity that the Executive Officer was liable to perform in his office, unless the Company decides otherwise. The Executive Officer is obligated to inform the Company's general meeting in writing of all matters that he arranged personally in the moment of the termination of his office and to submit them opinions and recommendation for further negotiation of these matters.

5.	REMUNERATION OF THE EXECUTIVE OFFICER

5.1

The Company agrees to pay to the Executive Officer remuneration amounting to CZK 150.000,- gross per month for his proper holding the office. This remuneration is due by bank transfer to the Executive Officer's account number: 159292113/0300 not later than the 15th day of the following calendar month.

5.2

If the Executive Officer becomes liable to pay health, social or sickness insurance, the Company agrees to pay for the Executive Officer such levies in the amounts, terms and manner laid down in applicable legislation. For this purpose, the Company is authorised to deduct corresponding amounts from the Executive Officer's gross remuneration and to pay them to applicable authorities and institutions for him.

5.3

In relation to a business trip, the Executive Officer is entitled to the compensation of well- spent travel expenses wholly, exclusively and necessarily incurred by Nicolas Lavaud in performance of his duties of an Executive Officer of the Company, i. e. the costs of fuel or fare, amortization of a private car used for a business trip, accommodation and food, in their real amount after the submission of their account to the Company. The Executive Officer is obligated to have the maximal amount of these expenses approved in advance and in writing by any of the directors of ITONIS INC. (byvale KENSHOU INC.), registered office at: 502E. John Street, Carson City, Nevada USA or by the person appointed in written by the above mentioned directors to issue such an approvals, otherwise, they will not be reimbursed.

6.	OTHER EMOLUMENTS RELATING TO THE OFFICE HELD

6.1	In the course of holding the Executive Officer's office, the Company shall provide to the Executive Officer, in order to fulfil his tasks at work in particular, a mobile phone.

Charges relating to the operation of the mobile phone shall be reimbursed by the Company by the amount of CZK 2000 per month. Charges exceeding this amount shall be settled by the Executive Officer, this amount being deducted from his monthly remuneration.

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6.2

The Company's general meeting assesses the adequacy and sufficiency of all remuneration and emoluments that Nicolas Lavaud received in the course of the previous calendar half-year from the Company for the performance of the Executive Officer's office pursuant hereto always after the end of each calendar half-year. In case that the general meeting concludes that the amount of remuneration and emoluments of Nicolas Lavaud pursuant hereto is insufficient or, on the contrary, unreasonably high in relation to his activities performed in the immediately preceding half-year, the general meeting decides to modify the amount of the remuneration and emoluments of Nicolas Lavaud pursuant hereto effective already as of the following calendar half-year and invites Nicolas Lavaud and the Company to enter into an amendment hereto, which takes the above-described decision of the Company's general meeting into account and modifies the amount of the remuneration and other emoluments of Nicolas Lavaud pursuant hereto correspondingly effective already as of the period immediately following the previous calendar half-year. The Company and Nicolas Lavaud agree to enter into this amendment not later than fourteen calendar days as of the date when the Company is delivered an invitation of the Company's general meeting to enter into the above- described amendment.

7.	OBSTRUCTIONS IN HOLDING THE OFFICE OF THE EXECUTIVE OFFICER

7.1

The Executive Officer is obligated to inform the Company of obstructions hindering the holding of his office of the Executive Officer without undue delay, namely of their reason and assumed duration in particular.

7.2

In case of an illness or an unexpected event that hinders the Executive Officer in the performance of his work, the Executive Officer is obligated to inform the Company of it without undue delay mentioning the reasons and expected duration of his absence. In case of an illness, the Executive Officer is obligated to submit a relevant medical certificate to the Company not later than three days as of the beginning of temporary incapacity from work.

7.3

Unless the Executive Officer fulfils the liability pursuant to the previous paragraph, the period of unexcused interruption of holding his office is considered to be the breach of his liabilities and, therefore, the remuneration agreed in Art. 5, par. 1 here shall be proportionally reduced.

7.4

In case of a properly excused temporary incapacity from work of the Executive Officer pursuant to Art. 7. par. 1 and par. 2 hereof, which is caused by an illness or for another reason not caused by the Executive Officer, the Executive Officer does not lose the claim to the top-up of sickness benefits to the amount of the remuneration agreed in Art.

5. par. 1 hereof for the period of three business days.

8.	LEAVE

8.1	The Executive Officer is entitled to paid leave to relax to the extent of 25 business days for each calendar year of the duration hereof.

8.2

If this Contract is terminated in the given calendar year in which the leave is to be taken, this Contract is terminated or the Executive Officer fails to perform his activities for the Company for the reasons of obstructions on his side for a period longer than 20 business days in one calendar month, the claim of the Executive Officer for leave is reduced by 1/12 per each such calendar month.

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8.3	The dates of leave shall be determined by mutual agreement with members and other executive officers, if any.

9.	CONFIDENTIALITY

9.1

For the entire duration of his office as well as after its termination, the Executive Officer is obligated to keep confidential all facts that he learnt during holding the office for the Company and that, in the interest of the Company, cannot be communicated to third persons, including relatives, in particular, of facts that are subject to trade secret, facts that concern this Contract, business activities, operation or economic activity of the Company, except for accounting statements approved and published by the Company.

Further, the Executive Officer agrees to ensure that information about the facts to which the liability to maintain confidentiality relates to pursuant hereto are not made available to third persons or relatives anyhow. Further, the Executive Officer shall not make copies or duplicates of documents for himself or for another person without the knowledge of the Company.

9.2

In the termination of holding the office for any reason, the Executive Officer is obligated to hand over to the Company all documents that belong or relate to the Company, in particular, contracts, correspondence, all accounting documents, invoices, powers of attorney etc. Further, the Executive Officer is obligated to hand over to the Company all working means and subjects as well as the company car and the mobile phone that the Company left him to be used in relation to holding the office of the Executive Officer. The Executive Officer shall not exercise any lien to any document or other subjects described herein in any manner.

9.3

If the Executive Officer breaches the liability described in the above Art. 9.1 and 9.2, he is obligated to compensate the Company for any damage in a legitimate amount as well as any non-physical detriments originated as a consequence of breaching his liabilities.

10.	COMPETITION CLAUSE

10.1	During holding the office, the Executive Officer agrees to observe the prohibition of competition to the extent of Section 136 of the Commercial Code, as amended.

10.2

If the Executive Officer intends, besides his office of the Executive Officer, to hold any unpaid office, i. e. a politic or supervisory office, for example, or any other similar authorisation, he is obligated to inform the Company thereof in writing in advance. If he intends to perform a paid activity, an advance approval in writing in the form of a resolution of the general meeting or the decision of a single member is required besides informing the Company.

10.3

The limitations pursuant to the above paragraphs of this article do not apply to the activities of the Executive Officer as a university professor, to scientific activities and activities related to the publishing of technical literature as well as other activities that do not meet the conditions of the prohibition of competition, do not endanger or harm the Company's good reputation and goodwill and do not hinder, for the reason of time, the Executive Officer in the proper holding of his office.

11.	FINAL PROVISIONS

11.1

This Contract is governed by the Czech Commercial Code, as amended. All matters related to the contents hereof and not governed by and between the parties to the contract herein are governed by the Commercial Code, as amended, or other applicable

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provisions of Czech legislation.

11.2	This Contract enters into force and effect as of the date of signing hereof by both the parties to the contract.

11.3	All amendments and supplements hereof are possible only in the form of amendments in writing approved and signed by both the parties to the contract.

11.4

This Contract is being executed in two counterparts in English language and two counterparts in Czech language, of which either party to the contract shall receive one of each of the language version. In case of controversy the Czech version shall prevail.

11.5

If any provision hereof becomes invalid or ineffective, this fact is without prejudice to the remaining contents hereof. In such case, the parties to the contract agree to replace such invalid or ineffective provision by such a provision of which contents and purpose will be as close as possible to the invalid or ineffective provision and will comply with the applicable legislation of the Czech Republic at that time.

11.6

The parties to the contract declare that they have read the Contract prior to its signing, that they understand its contents and that it expresses their true and free will and they attach their signature in witness thereof.

Prague, 01/02/2006

/s/ Nicolas Lavaud	/s/Nicolas Lavaud
Executive Officer	Company

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